                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                HARTE-HANKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [x]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               HARTE-HANKS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2001

     As a stockholder of Harte-Hanks, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas 78216, on Tuesday, May 8, 2001, at 10:00 a.m. local time, for the following purposes:

     1. To elect two Class II directors, each for a three-year term; and

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 12, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 27, 2001

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                               HARTE-HANKS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2001
                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks, Inc. ("Harte-Hanks" or the "Company") for use at the 2001 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the secretary of the Company in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 12, 2001. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 27, 2001.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 12, 2001 (the "Record Date"), to vote in the election of Class II directors. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class II Directors, (ii) to vote for or against any other proposal to be considered at the Annual Meeting or (iii) to abstain from voting on any proposal other than election of Class II directors if the stockholder chooses to do so. The election of Class II directors will be decided by a plurality of the votes cast. Any other matters will be determined by a majority of the votes cast, except as otherwise required by law.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the election of the two nominees for Class II director, and at the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 12, 2001 consisted of 64,781,483 shares of Common Stock. Each share of Common Stock is entitled to one vote.

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or fax. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

ELECTION OF CLASS II DIRECTORS

     The current number of members of the Board of Directors is seven. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class II directors will expire at the Annual Meeting. The Class II directors elected in 2001 will serve for a term of three years, which expires at the Annual Meeting of Stockholders in 2004 or when their successors are elected and qualified. The election of directors will be decided by a plurality of the votes cast.

     The nominees for Class II directors are Larry Franklin and James L. Johnson. Each nominee is a member of the present Board of Directors. The Board believes that each nominee will be available and able to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 1, 2001, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

                                                               NUMBER OF SHARES   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        OF COMMON STOCK      CLASS
---------------------------------------                        ----------------   ----------
Larry Franklin(2)...........................................      10,218,771         15.6%
Houston H. Harte............................................       8,882,567         13.8%
David L. Copeland(3)........................................       7,841,994         12.1%
David L. Sinak(4)...........................................       4,699,906          7.3%
Capital Research and Management Company(5)..................       4,387,300          6.8%
Shelton Family Foundation(6)................................       4,100,000          6.4%
Christopher M. Harte(7).....................................       1,412,061          2.2%
Richard M. Hochhauser(8)....................................         842,017          1.3%
Donald R. Crews(9)..........................................         507,653            *
Peter E. Gorman(10).........................................         241,050            *
Jacques D. Kerrest(11)......................................          62,924            *
Dr. Peter T. Flawn..........................................          10,468            *
James L. Johnson............................................           4,188            *
All Executive Officers and Directors as a Group (13
  persons)(12)..............................................      22,893,810         34.2%

---------------

  *  Less than 1%.

 (1) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of the Shelton Family Foundation is 273 Walnut Street, Abilene, Texas 79601. The address of each other beneficial owner is c/o Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

 (2) Includes 891,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 2,755,572 shares owned by seven trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power and to which he disclaims beneficial ownership; 100,000 shares held in trust for his children; and 4,100,000 shares owned by the Shelton Family Foundation of which he is one of six directors and to which he disclaims beneficial ownership.

 (3) Includes 17,700 shares held as custodian for his children; 3,000 shares held as custodian for unrelated minors; 3,677,934 shares that are owned by 29 trusts for which Mr. Copeland serves as trustee or co-trustee and to which he disclaims beneficial ownership; and 4,100,000 shares owned by the Shelton Family Foundation of which he is one of six directors and to which he disclaims beneficial ownership.

 (4) Represents shares owned by 14 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power and to which he disclaims beneficial ownership.

 (5) Capital Research and Management Company has sole dispositive power but no voting power as to these shares. Information with respect to Capital Research and Management Company is based on a Schedule 13G filing, dated December 29, 2000.

 (6) Information relating to this stockholder is based on the stockholder's
     Schedule 13D filing, dated December 18, 2000.

 (7) Includes 2,200 shares held as custodian for his step-children and child, 833,334 shares owned by two trusts for which Mr. Harte serves as co-trustee with David L. Sinak and in which the trustees have shared voting and dispositive power and to which he disclaims beneficial ownership and 558,839 shares held by Spicewood Family Partners, Ltd. of which Mr. Harte is the sole general partner with exclusive voting and dispositive power over all the partnership's shares.

 (8) Includes 592,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (9) Includes 266,850 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 241,050 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 48,650 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 228 shares held in trust for his children.

(12) Includes 2,415,400 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years, except as noted below.

NAME                                     AGE                   POSITION WITH COMPANY
----                                     ---                   ---------------------
David L. Copeland......................  45    Director (Class I)
Dr. Peter T. Flawn.....................  75    Director (Class I)
Larry Franklin.........................  58    Director (Class II); Chairman and Chief Executive
                                               Officer
Christopher M. Harte...................  53    Director (Class I)
Houston H. Harte.......................  74    Vice Chairman, Board of Directors (Class III)
Richard M. Hochhauser..................  56    Director (Class III); President and Chief Operating
                                               Officer
James L. Johnson.......................  73    Director (Class II)
Craig Combest..........................  56    Senior Vice President; President, National Sales
                                                 Organization
Donald R. Crews........................  57    Senior Vice President, Legal; Secretary
Charles Dall'Acqua.....................  46    Senior Vice President; President, Harte-Hanks
                                               Marketing Services
Peter E. Gorman........................  52    Senior Vice President; President, Harte-Hanks
                                               Shoppers
Jacques D. Kerrest(1)..................  53    Senior Vice President, Finance and Chief Financial
                                               Officer
Gary J. Skidmore.......................  46    Senior Vice President; President, Harte-Hanks CRM

---------------

(1) Prior to joining the Company in July 1997, Mr. Kerrest served as chief financial officer of Chancellor Broadcasting Company beginning in November 1995.

     Class II directors are to be elected at the Annual Meeting. Messrs. Franklin and Johnson are nominees for re-election as Class II directors. The term of Class III directors expires at the 2002 Annual Meeting of Stockholders, and the term of Class I directors expires at the 2003 Annual Meeting of Stockholders.

     David L. Copeland has served as a director of the Company since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its president. He also serves as a director of First Financial Bankshares, Inc.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors.

     Larry Franklin has served as a director of the Company since 1974 and as Chief Executive Officer of the Company since 1991. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He also serves as a director of Geokinetics, Inc. Mr. Harte is the nephew of Houston H. Harte.

     Houston H. Harte has served as a director of the Company since 1952 and served as Chairman of the Board of Directors from 1972 until May 1999.

     Richard M. Hochhauser has served as Chief Operating Officer of the Company since January 1998 and as a director since 1996. He also has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the Company in 1975.

     James L. Johnson, a director of the Company since 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Finova Group, Inc., Mutual of New York and Walter Industries, Inc.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held eleven meetings during 2000. Each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established the Audit Committee and the Compensation Committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman), David L. Copeland and James L. Johnson. The Audit Committee, which met three times during 2000, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors. All members of the Audit Committee satisfy the independence requirements of the New York Stock Exchange; that is, the Board has determined that no member on the Audit Committee has a relationship with the Company that may interfere with the Audit Committee's independence from the Company and its management.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are Non-Employee Directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and outside directors in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee, which met nine times during 2000, recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company's other most highly compensated executive officers (based on total annual salary and bonus for 2000).

                                                 ANNUAL COMPENSATION
                                                 -------------------   OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY    BONUS(1)   GRANTED   COMPENSATION(2)
---------------------------               ----   --------   --------   -------   ---------------
Larry Franklin..........................  2000   $835,000   $561,120    50,000       $19,800
  Chairman and                            1999    835,000    200,000    55,000        19,400
  Chief Executive Officer                 1998    800,000    750,000   110,000        14,920
Richard M. Hochhauser...................  2000    550,000    369,600    75,000         6,800
  President and Chief                     1999    465,000    148,800    55,000         6,400
  Operating Officer                       1998    440,000    360,800    90,000         1,920
Jacques D. Kerrest......................  2000    327,000    163,173    25,000         6,800
  Senior Vice President, Finance and      1999    314,000     76,930    29,000         6,400
  Chief Financial Officer                 1998    300,000    180,000    68,000            --
Peter E. Gorman.........................  2000    320,000    182,400    20,000         6,800
  Senior Vice President; President,       1999    300,000    162,000    17,000         6,400
  Harte-Hanks Shoppers                    1998    290,000     82,940    36,000         1,920
Donald R. Crews.........................  2000    318,000    158,682    15,000         6,800
  Senior Vice President, Legal and        1999    305,000     74,725    18,000         6,400
  Secretary                               1998    294,000    176,400    36,000         1,920

---------------

(1) Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin has elected to defer $416,436, $545,417 and $480,000 of the total compensation payable to him in 2000, 1999, and 1998, respectively, in accordance with the Company's deferred compensation plan.

(2) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 2000

     The following table sets forth certain information concerning options to purchase Common Stock granted in 2000 to the individuals named in the Summary Compensation Table.

                                                 % OF TOTAL
                                                  OPTIONS                                                 POTENTIAL STOCK
                                                 GRANTED TO               MARKET                            APPRECIATION
                                       OPTIONS   EMPLOYEES    EXERCISE    PRICE      EXPIRATION     ----------------------------
NAME                                   GRANTED    IN 2000      PRICE     AT GRANT       DATE         0%     63%(1)     159%(1)
----                                   -------   ----------   --------   --------   -------------   ----   --------   ----------
Larry Franklin.......................  50,000(2)    4.3%      $20.063    $20.063    January, 2010   $ --   $630,860   $1,598,723
Richard M. Hochhauser................  75,000(2)    6.4%       20.063     20.063    January, 2010     --    946,290    2,398,084
Jacques D. Kerrest...................  25,000(2)    2.1%       20.063     20.063    January, 2010     --    315,430      799,362
Peter E. Gorman......................  20,000(2)    1.7%       20.063     20.063    January, 2010     --    252,344      639,489
Donald R. Crews......................  15,000(2)    1.3%       20.063     20.063    January, 2010     --    189,258      479,617

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.

(2) Options become exercisable in installments over five years and expire on the tenth anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 2000 and unexercised options held at December 31, 2000 by the individuals named in the Summary Compensation Table.

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                 SHARES                      DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                                ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Larry Franklin...............        --      $     --       746,000      394,000      $14,640,024    $3,390,204
Richard M. Hochhauser........    30,000       552,500       540,000      384,000       10,606,976     3,153,772
Jacques D. Kerrest...........        --            --        21,000      211,000          223,365     1,614,778
Peter E. Gorman..............        --            --       205,000      167,500        4,200,638     1,666,037
Donald R. Crews..............    18,000       331,500       298,800       98,700        6,169,710       804,278

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 2000 ($23.69) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The defined benefit plan was frozen as of December 31, 1998, and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable to participants in the pension restoration plan in excess of those payable from the defined benefit plan will be paid under the pension restoration plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

                                                       YEARS OF CREDITED SERVICE
                                          ----------------------------------------------------
HIGHEST 5 YEAR AVERAGE REMUNERATION          15         20         25         30         35
-----------------------------------       --------   --------   --------   --------   --------
$150,000................................  $ 34,090   $ 45,453   $ 56,817   $ 68,180   $ 79,543
 250,000................................    58,247     77,662     97,078    116,494    135,909
 350,000................................    82,997    110,662    138,328    165,994    193,659
 450,000................................   107,747    143,662    179,578    215,494    251,409
 550,000................................   132,497    176,662    220,828    264,994    309,159
 650,000................................   157,247    209,662    262,078    314,494    366,909
 750,000................................   181,997    242,662    303,328    363,994    424,659
 850,000................................   206,747    275,662    344,578    413,494    482,409
 950,000................................   231,497    308,662    385,828    462,994    540,159

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 29 years; Mr.
Hochhauser: 25 years; Mr. Gorman: 20 years and Mr. Kerrest: 4 years; Mr. Crews:
18 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. Under the Harte-Hanks, Inc. 1998 Director Stock Plan non-employee directors may elect to receive all or a portion of the cash compensation otherwise payable for such director's services in common stock of the Company based upon fair market value. During 2000, David L. Copeland, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees in cash or in stock of $47,000.

SEVERANCE AGREEMENTS

     The Company has entered into a severance agreement with Larry Franklin. If
(i) Mr. Franklin is terminated from his position as Chairman and Chief Executive Officer of the Company other than for "cause" (as defined in the severance agreement), (ii) Mr. Franklin terminates his employment after specified adverse actions are taken by the Company, or (iii) there is a "change in control" (as defined in the severance agreement) of the Company, then in any of such events Mr. Franklin will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to such event, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding such event. In addition to the cash compensation, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable. The Company has entered into a severance agreement with Richard M. Hochhauser which is substantially the same as the severance agreement with Mr. Franklin.

     The Company has also entered into severance agreements with each of its other executive officers. If after a "change in control" (as defined in the severance agreements) of the Company, any of such executives is terminated other than for "cause," or elects to terminate his employment under specified circumstances, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable. Under limited circumstances certain of such executives may be entitled to the foregoing benefits upon termination of employment before a "change in control" occurs.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 2000, executive compensation comprised the following elements:

          Base Salary. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index Graph contained in this Proxy Statement) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          Annual Incentive Compensation. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Compensation Committee's review of the strategic and operating plans of the Company and each core business at the beginning of 2000, the Compensation Committee established incremental target performance levels for each executive officer based on the operating profit and earnings per share growth goals of the Company and the related financial goals of the core businesses. Bonus amounts were paid to the executive based on the target performance level reached.

          Stock Option Plan. The 1991 Plan forms the basis of the Company's long-term incentive plan for executives. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 2000, options were granted at fair market value on the date of grant and become exercisable in installments over five years from such date if the option holder is still employed. In selecting recipients for option grants and in determining the size of such grants, the Compensation Committee considered various factors including the overall performance of the Company and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     It is the Company's policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Code, including
Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     2000 Compensation of Chief Executive Officer. The base salary of Mr. Franklin for 2000 was $835,000, the same amount as his base salary in 1999. Mr. Franklin's bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary. Mr. Franklin's 2000 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 2000, reflects the fact that in 2000 the Company's revenues, operating income and earnings per share from the Company's current businesses increased substantially. In 2000, Mr. Franklin received one option grant under the Company's 1991 Plan, and in making that grant the Committee took into consideration the factors described above under the caption "Stock Option Plan."

                             COMPENSATION COMMITTEE

            James L. Johnson, Chairman            Dr. Peter T. Flawn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ending December 31, 2000, none of the Company's executive officers served on the board of any entities whose directors or officers serve on the Company's Compensation Committee. No current or past executive officers of the Company serve on the Committee.

                           REPORT OF AUDIT COMMITTEE

     On May 2, 2000, the Board of Directors adopted the Charter of the Audit Committee of the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. Management is responsible for the Company's internal controls and financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes. This report discusses certain actions the Audit Committee took during 2000 in connection with those responsibilities.

     In this context, the Audit Committee reviewed the audited consolidated financial statements and met and held discussions with management and KMPG LLP, the Company's independent auditors. The Audit Committee also received and reviewed numerous reports from the Company's internal auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes among other items, matters related to the conduct of the audit of the Company's financial statements.

     The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditor's independence from the Company and its related entities, and the Audit Committee discussed with the independent auditors their independence.

     Based on discussions with management and the independent auditors, as well as the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

     The Audit Committee has recommended to the Board, and the Board has selected, KPMG LLP as the Company's independent certified public accountants to make the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by the Company with the Securities and Exchange Commission during the ensuing year.

                                AUDIT COMMITTEE

     Dr. Peter T. Flawn, Chairman     David L. Copeland     James L. Johnson

COMPARISON OF STOCKHOLDER RETURNS

     The following graph compares the cumulative total return of the Company's Common Stock during the period December 31, 1995 to December 31, 2000 with the S&P 500 Index and a peer group selected by the Company.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group is also weighted by market capitalization and is comprised of companies in the Company's lines of business. The peer group is comprised of Acxiom Corporation, Catalina Marketing Corporation, Fair Isaac and Company, Incorporated, infoUSA, INC., Convergys Corporation, Young & Rubicam Inc. (merged with WPP Group PLC in October 2000), Snyder Communications, Inc. (merged with Havas Advertising in September 2000), Sykes Enterprises, Incorporated and Teletech Holdings, Inc. Convergys Corporation and Young & Rubicam Inc have been factored only for 1998, 1999 and 2000 and Snyder Communications, Inc., Sykes Enterprises, Incorporated and Teletech Holdings, Inc. have been factored only for 1997, 1998, 1999 and 2000, because such periods reflect the time these companies have been public.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the peer group at closing prices on December 31, 1995. It assumes that all dividends were reinvested.

                           TOTAL STOCKHOLDER RETURNS

                            [PERFORMANCE GRAPH]<QC>

--------------------------------------------------------------------------------------
                       12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
--------------------------------------------------------------------------------------
 Harte-Hanks, Inc.       100       140.91     188.38     290.98     222.84     243.73
 S&P 500                 100       122.96     163.98     210.85     255.21     231.98
 Peer Group              100       159.25     129.57     154.52     221.53     226.98

                              INDEPENDENT AUDITORS

     KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 2001. Representatives of KPMG LLP, who were also the Company's independent auditors for the year 2000, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's 10-Q's for the 2000 fiscal year were $180,000. In addition, KPMG LLP billed an aggregate of $25,200 for professional services rendered in connection with the annual audits of the Company's benefit plans.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed by KPMG LLP to the Company during the 2000 fiscal year in connection with the Company's financial information systems.

ALL OTHER FEES

     Except for the audit fees described above, no other fees were billed by KPMG LLP to the Company for any other services during fiscal year 2000.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

     There are two different deadlines for the submission of stockholder proposals. Stockholder proposals which are being submitted for inclusion in the Company's proxy statement and form of proxy for the next annual meeting must be received by the Company at its principal executive offices on or before January 7, 2001. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

     Under the Company's bylaws, stockholder proposals which are being submitted other than for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting must be received by the Company at its principal executive offices no earlier than February 6, 2002 and no later than March 8, 2001. Such proposals when submitted must be in full compliance with applicable law and the Company's bylaws.

                              FINANCIAL STATEMENTS

     A copy of the Company's 2000 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                            By Order of the Board of Directors

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

March 27, 2001

                                                                      APPENDIX A

                               HARTE-HANKS, INC.

                            AUDIT COMMITTEE CHARTER

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     (1) Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

     (2) Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     (3) In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

  Independent Auditors

     (4) The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     (5) Approve the fees and other significant compensation to be paid to the independent auditors.

     (6) On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     (7) Review the independent auditors' audit plan -- discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

     (8) Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     (9) Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department and Legal Compliance

     (10) Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     (11) Review the appointment, performance, and replacement of the senior internal audit executive.

     (12) Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     (13) On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other Audit Committee Responsibilities, and Clarification of Role

     (14) Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

     (15) Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     (16) Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     (17) While the Audit Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

HARTE-HANKS, INC.
c/o EquiServe
P.O. Box 9398
Boston, MA  02205-9398

                                  DETACH HERE

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


[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.



1.   Election of Directors.                                      2.   On any other business that may properly come before the
                                                                      meeting, hereby revoking any proxy or proxies heretofore
     NOMINEES: (01) Larry Franklin and                                given by the undersigned.
               (02) James L. Johnson

               FOR            WITHHELD
              [   ]            [   ]
     [   ]
          --------------------------------------
          For the nominees except as noted above                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [   ]


                                                                      PLEASE SIGN, DATE AND MAIL TODAY.

                                                                      (Joint owners must EACH sign. Please sign EXACTLY as your
                                                                       name appears on this card. When signing as attorney,
                                                                       trustee, executor, administrator, guardian or corporate
                                                                       officer, please give your FULL title.)

Signature:                              Date:                    Signature:                                   Date:
          ----------------------------       ------------------            ---------------------------------       ----------------
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

                                  DETACH HERE

                                     PROXY

                               HARTE-HANKS, INC.

        BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      AT 10:00 A.M., TUESDAY, MAY 8, 2001
                      200 CONCORD PLAZA DRIVE, FIRST FLOOR
                           SAN ANTONIO, TEXAS  78216


     The undersigned stockholder of Harte-Hanks, Inc. (the "Company") hereby revokes any proxy or proxies previously granted and appoints Larry Franklin and Houston H. Harte or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

[SEE REVERSE SIDE]                                            [SEE REVERSE SIDE]
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE